UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 8, 2005

Illumina, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30361	330804655

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9885 Towne Centre Drive, San Diego,
California	92121

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	858 202 4500

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On April 8, 2004, Illumina, Inc. (“Illumina”), in connection with the Merger described under Item 2.01 below, entered into an employment arrangement with Alan Kersey, Ph.D., pursuant to which Dr. Kersey became a Vice President of Illumina and the Site General Manager of CyVera Corporation, a Delaware corporation and Connecticut-based developer of digital microbead technology (“CyVera”). The employment arrangement provides for an annual base salary of $220,000, bonuses to be paid upon the achievement of certain performance milestones and participation by Dr. Kersey in the benefit programs generally made available to Illumina employees. Dr. Kersey was granted an option to purchase up to 100,000 shares of Illumina common stock at an exercise price of $8.52 per share. The option becomes exercisable over a five-year period in equal monthly installments, subject to Dr. Kersey’s continued service to Illumina or any subsidiary of Illumina. In addition, Dr. Kersey was granted an option (the “Second Option”) to purchase up to an additional 100,000 shares of Illumina common stock at an exercise price of $8.52 per share. The Second Option becomes exercisable in twelve equal monthly installments commencing April 8, 2014, unless specific milestones are met before that date, and subject to Dr. Kersey’s continued service to Illumina or any subsidiary of Illumina. In addition, in the event of a change of control of Illumina, the right to exercise the Second Option will accelerate with respect to 50% of the shares if the milestone plan is cancelled or modified in a way that makes achievement of the milestones impracticable.

Item 2.01. Completion of Acquisition or Disposition of Assets.

     On April 8, 2005, Illumina completed its previously announced acquisition of CyVera. Pursuant to the Agreement and Plan of Merger, dated as of February 22, 2005 (the “Merger Agreement”), by and among Illumina, Semaphore Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Illumina (“Merger Sub”), and CyVera, Merger Sub merged with and into CyVera, with CyVera surviving as a wholly-owned subsidiary of Illumina (the “Merger”). Pursuant to the Merger Agreement, Illumina issued approximately 1.6 million shares (the “Shares”) of Illumina common stock and paid approximately $2.5 million in cash, which includes certain liabilities of CyVera. In addition, Illumina assumed the outstanding stock options of CyVera. Illumina may also issue to the former stockholders of CyVera up to approximately 250,000 additional shares of Illumina common stock (the “Escrow Shares”), which were placed in escrow through April 8, 2006.

Item 3.02. Unregistered Sales of Equity Securities.

     On April 8, 2005, Illumina issued the Shares to the former stockholders of CyVera pursuant to the Merger Agreement. As described in Item 2.01 above, the Escrow Shares were placed in escrow for one year. The Shares were offered and issued without registration under the Securities Act of 1933 (the “Securities Act”) pursuant to the exemption provided by Section 4(2) of the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Pursuant to the Merger Agreement, Illumina will, within 45 days of completion of the Merger, file with the Securities and Exchange Commission a registration statement to register the Shares and the Escrow Shares for resale.

Item 9.01. Financial Statements and Exhibits.

     (a) Financial Statements of Business Acquired.

          Audited financial statements of CyVera for the periods specified in Rule 3-05(b) of Regulation S-X will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

     (b) Pro Forma Financial Information.

          The pro forma financial information required pursuant to Article 11 of Regulation S-X will be filed with the amendment to this Current Report on Form 8-K described under Item 9.01(a) above.

     (c) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of February 22, 2005, by and among Illumina, Inc., Semaphore Acquisition Sub, Inc. and CyVera Corporation

99.1	Press release, dated April 11, 2005, announcing completion of the acquisition of CyVera Corporation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Illumina, Inc.
April 13, 2005	By:	Timothy M. Kish
		Name:	Timothy M. Kish
		Title:	Chief Financial Officer